CONSULTING AGREEMENT
This CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of October 15, 2019 (the “Effective Date”) by and between Ventas, Inc., a Delaware corporation (the “Company”), and T. Richard Riney (the “Consultant”).
R E C I T A L S:
WHEREAS, the Company and the Consultant previously entered into (i) an employment agreement dated as of July 31, 1998, as amended (the “EA”) and (ii) an Amended and Restated Change-in-Control Severance Agreement dated March 22, 2011 (together with the EA, the “Employment Agreements”);
WHEREAS, the Company and the Consultant wish to ensure and facilitate an orderly and effective transition of the Consultant’s duties to his successor;
WHEREAS, the Employment Agreements shall terminate and be of no further force or effect as of the Effective Date, and the Company and the Consultant now desire to enter into this Agreement, effective as of the Effective Date;
WHEREAS, the Company desires to obtain certain services of, and obtain certain restrictive covenants from, the Consultant, as described below, on the terms and for the consideration set out below; and
WHEREAS, the Consultant and the Company desire to embody in this Agreement the terms and conditions of the Consultant’s engagement by the Company, which terms and conditions shall supersede all prior oral and written agreements, arrangements and understandings relating to the Consultant’s services.
NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:
1.ENGAGEMENT: The Company hereby agrees to engage the Consultant, and the Consultant does hereby accept his engagement with the Company to serve the Company, in the capacities, for the term, and subject to the terms and conditions, as herein contained.
2.    TERM: The consulting services to be provided by the Consultant to the Company pursuant to this Agreement shall commence as of the Effective Date and shall continue until the two-month anniversary of the Effective Date, subject to earlier termination as provided for in Section 7 hereof (the “Term”). On or before the expiration of the Term, the Company and the Consultant may consider continuing their relationship and the Term.
3.    TITLE AND DUTIES:
(a)    Title: The Consultant’s title with the Company shall be Senior Advisor.

(b)    Duties: During the Term of this Agreement, the Consultant agrees to use his best efforts to facilitate a smooth transition of the Consultant’s role to the Consultant’s successor and shall perform other tasks as assigned by the Company’s Chief Executive Officer. The Consultant shall not be permitted to make employment-related decisions regarding the Company’s employees, including hiring, promotion, termination and compensation decisions.
(c)    Full-Time: The Consultant shall perform such services on a full-time basis commensurate with the hours performed by other full-time employees of the Company. The Consultant shall work regularly from the Company’s Louisville office and shall undertake such travel, if any, at the sole expense of the Company, as may be reasonably requested by the Company from time to time.
(d)    Company Support: The Consultant shall be entitled to private office space, continued use of Company-provided technological devices and administrative assistant support during the Term.
(e)    Resignation from Boards and Committees: If requested, Consultant shall resign from all corporate boards and Company committees and similar positions as of the Effective Date.
(f)    Compliance with Company Policies: The Consultant shall comply with and perform his duties under this Agreement in accordance with all Company policies and procedures, including, without limitation, the Company’s Global Code of Ethics and Business Conduct, Securities Trading Policy and Travel and Related-Expenses Guidelines.
4.    COMPENSATION TERMS:
(a)    Consulting Fee: Subject to the last sentence of this Section 4(a), and to receipt by the Company of a Form W-9 and other documentation required by the Company, the Company shall pay the Consultant, and the Consultant hereby agrees to accept as payment for all consulting services rendered hereunder (the “Consulting Fee”), an amount equal to $48,076 per month, in arrears, during the Term. If the Term shall be terminated prior to expiration under Section 7 hereof, and the Consultant is not in breach of the terms of this Agreement, the Company shall pay the Consulting Fee to and including the date of such termination on a prorated basis. On a monthly basis, the Consultant shall provide to the Company an invoice for the monthly amount, including reimbursable expenses. The Company will pay the Consultant, within 10 days from the date of such invoice, the amount due. If requested by the Company, the Consultant will utilize the Company’s vendor payment system.
(b)    Annual Cash Incentive Awards:
(i)    If the Term ends on or after December 31, 2019, subject to the Consultant’s execution and non-revocation of a general release of claims in a form substantially similar to the form attached hereto as Appendix A (the “Release”), the Consultant shall be entitled to his full 2019 annual cash incentive award based on actual achievement of the previously identified performance criteria, as determined by the Executive Compensation Committee (the “Committee”)

of the Company’s Board of Directors (the “Board”), so long as the Consultant is not terminated by the Company for Cause (as defined below). The Consultant’s 2019 annual cash incentive award eligibility targets shall remain unchanged and be calculated as previously determined by the Committee, based on full-year 2019 Company performance. The Consultant’s 2019 annual cash incentive award shall be paid to the Consultant at the same time as paid to other named executive officers of the Company, but in no event later than March 15, 2020.
(ii)    If the Term ends before December 31, 2019, subject to the Consultant’s execution and non-revocation of a Release, the Consultant shall be entitled to a prorated portion of his 2019 annual cash incentive award based on actual achievement of the previously identified performance criteria, as determined by the Committee, so long as the Consultant is not terminated by the Company for Cause (as defined below); such award shall be calculated by multiplying the full-year earned award by a fraction, the numerator of which is the number of days from January 1, 2019 through the final day of the Term and the denominator of which is 365. The Consultant’s 2019 annual cash incentive award eligibility targets shall remain unchanged and be calculated as previously determined by the Committee, based on full-year 2019 Company performance. The Consultant’s 2019 annual cash incentive award shall be paid to the Consultant at the same time as paid to other named executive officers of the Company, but in no event later than March 15, 2020.
(iii)    The Consultant shall not be eligible to earn any annual cash incentive award in respect of his 2020 performance or beyond.
(c)    Long-Term Equity Incentive Awards: Except as otherwise specified in Section 4(d) below, the Consultant’s outstanding equity awards shall continue to be governed by the applicable equity award agreements. The Consultant shall not be eligible to receive any new equity grants on or after the Effective Date.
(d)    Vested Stock Options Remain Exercisable Until Expiration: Notwithstanding any language to the contrary in the Employment Agreements, the Ventas, Inc. 2006 Incentive Plan, the Ventas, Inc. 2012 Incentive Plan or in any applicable equity award agreements granted thereunder, all of the Consultant’s vested and unexercised stock options shall remain exercisable until the applicable expiration date of such stock options.
(e)    No Severance Entitlement: Following the Effective Date, the Consultant shall not be eligible to receive any severance under the Employment Agreements, this Agreement or under any other Company agreement, plan or document. The Consultant hereby agrees that in consideration for the rights granted under this Agreement, the Consultant waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company or its affiliates that provide for severance payments or benefits upon a termination of employment, regardless of whether such documents are in effect as of the Effective Date.
Notwithstanding any language to the contrary in any other agreements, nothing contemplated in this Agreement, either expressly or implied (including but not limited to the termination of the Employment Agreements, the Consultant’s ineligibility to receive 2020 or future annual cash incentive awards, the Consultant’s ineligibility to receive a 2020 or other future equity incentive awards, or any other change to the Consultant’s compensation, duties, responsibilities, title, reporting relationship or severance entitlements), shall trigger “Good Reason” or similar severance benefits under any other agreement (including but not limited to the Employment Agreements or any of the Company’s equity plans or equity award agreements). The Consultant expressly agrees that, on and after the Effective Date, all existing “Good Reason” or similar protections contained in Company documents, agreements, plans or arrangements shall be of no further force and effect.
(f)    Employee Benefits: As of the Effective Date, the Consultant shall no longer be eligible to participate in any Company benefit plans.
5.    INDEPENDENT CONTRACTOR STATUS:
(a)    The Consultant will perform his obligations and duties under this Agreement solely as an independent contractor performing work for the Company, doing so in the manner determined by the Consultant, subject to applicable objectives set by the Company, and not as an agent or employee of, or joint venturer with, the Company. Except as otherwise provided in Section 6, the Consultant shall not, by reason of this Agreement, acquire any benefits, privileges or rights under any benefit plan maintained by the Company or its subsidiaries or affiliates for the benefit of their employees including, without limitation, (a) any pension or profit-sharing plans or (b) any plans providing medical, dental, disability or life insurance protection. The Consultant shall be solely responsible for the payment of any federal, state and local taxes applicable to the fees and expenses paid or payable by the Company in connection with the Consultant’s engagement. The Consultant hereby agrees to indemnify and hold the Company harmless against any liability, cost or expense incurred by the Company for failure to satisfy any payment of any federal, state and local taxes applicable to the fees and expenses paid or payable by the Company in connection with this Agreement.
(b)    To the fullest extent authorized by the General Corporation Law of the State of Delaware and the organizational documents of the Company, the Company shall indemnify Consultant if he is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) arising out of services provided by Consultant for the Company during the Term, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding. Expenses incurred by Consultant in his capacity as Senior Advisor of the Company in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that Consultant is entitled to be indemnified by the Company as authorized by the General Corporation Law of the State of Delaware. Expenses incurred by Consultant in any capacity other than as Senior Advisor of the Company may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as the Board deems appropriate.
6.    EXPENSES AND BENEFITS: Upon presentation of expense statements and such other supporting information as the Company may reasonably request, and in accordance with such policies set forth by the Company for its executives, the Company shall pay or reimburse the Consultant for all reasonable travel, lodging and other expenses incurred by the Consultant in connection with the performance of his services under this Agreement. If requested, the Consultant will utilize the Company’s expense approval process.
7.    TERMINATION: This Agreement and the engagement of the Consultant hereunder shall terminate on the first to occur of the following events or conditions:
(a)    The expiration of the Term specified in Section 2.
(b)    The 14th day following the Company’s delivery of written notice to the Consultant of its intent to terminate the Consultant’s engagement with the Company for any reason.
(c)    The 14th day following the Consultant’s delivery of written notice to the Company of its intent to terminate the Consultant’s engagement with the Company for any reason.
Notwithstanding the foregoing, the Company may terminate the Consultant’s engagement under this Agreement immediately upon providing written notice if such termination shall be for “Cause.” “Cause” shall mean (a) the Consultant’s failure to perform the duties and responsibilities set forth in Section 3 above; (b) a breach of the terms of this Agreement by the Consultant; or (c) the commission of any of the following by the Consultant, which action adversely affects the business or affairs of the Company: dishonesty, the commission of any act of fraud or embezzlement, any unauthorized use or disclosure of the Company’s confidential information, or any wrongdoing involving the Company.
8.    RESTRICTIVE COVENANTS:
(a)    Confidentiality: The Consultant shall not, unless written permission is granted by the Chief Executive Officer of the Company, disclose to or communicate in any manner with the press or any other media about his services to the Company, the terms of this Agreement, the Company’s businesses or affairs, the Company’s officers, directors, employees and/or consultants, or any matter related to any of the foregoing.
The Consultant will maintain as secret and confidential any and all information pertaining to the Company of whatsoever kind or nature and howsoever obtained by the Consultant relating to any aspect of the Company’s businesses or operations (including without limitation information protected by the Company’s attorney/client work product, or tax advisor/audit privileges; tax matters and information; financial analysis, budgets and models; the Company’s financial statements, earnings, investor presentations and financial guidance; the Company’s policies and procedures; the Company’s strategic plans; current or potential products; compensation, benefit or similar plans or arrangements for the Company’s employees or directors; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of Customers; the Company’s present or former stakeholders; lists of or other matters regarding suppliers, service providers, agents, investment advisors, representatives, or other vendors; information regarding Customers or their businesses, earnings, operations or finances; condition, performance or any other matter related to the Company’s assets; contractual arrangements with Customers; requirements for systems, programs, machines, or their equipment; information regarding the Company’s finances, including bank accounts, credit agreement or financial projections information; information regarding the Company’s present or former employees, directors or officers or their personal affairs) (“Confidential Information”). “Confidential Information” shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by the Consultant in violation of this Agreement, (B) was available to the Consultant on a non-confidential basis prior to the date hereof, or (C) is compelled or required to be disclosed by any law, regulation or order of a court or governmental agency, provided that prior written notice is given to the Company and the Consultant cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation. The Consultant recognizes that all such Confidential Information is the sole and exclusive property of the Company and that disclosure of Confidential Information would cause damage to the Company. The Consultant shall not disclose, directly or indirectly, any Confidential Information obtained during his services to the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of the Consultant or other third party other than the Company. These obligations shall continue for so long as the Confidential Information remains Confidential Information. “Customers” as used herein shall mean all present, past, future, prospective or potential clients and customers of the Company, including without limitation all of the Company’s present, past, future, prospective or potential tenants, lessees, managers, operators, borrowers, financial partners, business partners, joint venture partners and their respective affiliates. The restrictions in this paragraph on the disclosure of Confidential Information shall not apply to the extent reasonably required in order for the Consultant to perform his duties as described herein provided that such party to whom the disclosure of Confidential Information is to be made has executed a confidentiality agreement in a form acceptable to the Chief Executive Officer of the Company.
Nothing in this Agreement is intended to: (1) limit the Consultant’s ability to report to, respond to inquiries from, or otherwise cooperate with, any governmental, regulatory or self-regulatory agency with jurisdiction over the Company or its assets, or make disclosures that are protected under whistleblower or other provisions of applicable law or regulation; (2) limit monetary or personal relief or remedy available for pursuing a claim or charge that cannot be released in accordance with federal, state or local law; or (3) create any obligation on the Consultant’s part to inform the Company about the fact or substance of any communications the Consultant may have with any governmental authorities in connection with any pending and/or future actions.
(b)    Restricted Information: The Consultant shall not disclose to the Company, or seek to induce the Company to use, confidential or privileged information belonging solely to others and obtained by the Consultant while employed or engaged by anyone other than the Company (the “Restricted Information”); provided, that in no event shall Restricted Information include information of any kind or nature that the Company acquired from any other source or is entitled to access by law or under the terms of a contract. The Consultant covenants not to, and understands that he is not expected to, utilize in the course of his engagement under this Agreement, any Restricted Information. The Consultant will not bring onto Company property, or utilize in the Term any physical property belonging to any former employer or recipient of services of the Consultant. The Consultant will both (i) properly inform the Company if any work expected of the Consultant at the Company would result in the utilization by the Company or the Consultant of Restricted Information, and (ii) decline to perform any such work.
(c)    Reasonableness of Restrictive Covenants: The Consultant acknowledges that the covenants contained in this Section 8 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers. The Company has, and the Consultant has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. The Consultant acknowledges that his observance of the covenants contained herein will not deprive the Consultant of the ability to earn a livelihood or to support the Consultant’s dependents.
(d)    Right to Injunction: In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Section 8, the Consultant and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if the Consultant were to breach any of his obligations hereunder. The Consultant acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, the Consultant agrees that if he breaches any of the provisions of Section 8, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of Section 8, and the Consultant hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.
(e)    Return of Property and Information: After termination of the engagement, the Consultant shall immediately return to the Company all Company property, including, without limitation, any Company-provided laptop computer, credit card, parking garage transponder and security access card, all Confidential Information in the form in which it was provided to the Consultant, without retaining any copies thereof, and all written notes, analyses, compilations, Excel spread sheets, summaries, data, reports, studies, communications, interpretations, forecasts, records, memoranda or other documents prepared by the Consultant to the extent such materials contain, reflect or are based upon, in whole or in part, any Confidential Information (“Work Product”). The Consultant shall promptly expunge from any computer or other device under his control any document, disk or file containing, reflecting or generated by any Confidential Information or Work Product.
(f)    Survival: The provisions of this Section 8 shall survive the termination of this Agreement, as applicable.
9.    CONSULTANT REPRESENTATIONS:
(a)    The Consultant represents that neither the execution and delivery of this Agreement, nor the performance of this Agreement in accordance with its terms and conditions by the Consultant, (i) requires the approval or consent of any governmental body or of any other person, or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Consultant. Without limiting the generality of the foregoing, the Consultant is not a party to any non-competition, non-solicitation, no hire or similar agreement that restricts in any way the Consultant’s ability to perform the consulting services provided hereunder, engage in any business, or solicit or hire the employees of any person.
(b)    In the event the Consultant becomes aware of any restriction or limitation on his ability to provide the consulting services contemplated under this Agreement, he shall immediately notify the Company of such restriction or limitation and provide the Company with any supporting information relevant to the restriction or limitation.
(c)    The representations and warranties of the Consultant contained in this Section 9 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
10.    SUCCESSORSHIP AND COMPANY: This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including any corporate successor by merger or consolidation. As used in this Agreement, including, without limitation, Section 8, the term “Company” shall include such successors or assigns, and any subsidiary or affiliate of the Company. The services to be provided by the Consultant under this Agreement are personal to Company and shall not be assignable by the Consultant without the prior written consent of the Company.
11.    ENTIRE AGREEMENT: This Agreement contains the entire Agreement of the parties relating to and supersedes all prior oral or written agreements (including the Employment Agreements) relating to the consulting subject matter hereof, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.
12.    NOTICE: Any notice or request required or permitted under this Agreement shall be in writing and given or made by postage paid, registered or certified mail, return receipt requested, or by overnight courier, with confirmation of receipt and prepaid, addressed to the Company or the Consultant at its then principal place of business, or the Consultant at his address last given to the Company, or to any party hereto at such other address last given to the Company, or to any party hereto at such other address or addresses as such party may from time to time specify for such purposes in a notice similarly given to the other parties.
13.    DISPUTES: Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of the Company, be finally determined and settled by binding arbitration in the City of Chicago, Illinois, in accordance with the commercial arbitration rules and procedures of JAMS, and judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall bear its own costs, legal fees and other expenses respecting such arbitration; provided, however, if one party shall prevail in the claims in such arbitration as determined by the arbitrator, the non-prevailing party shall pay the prevailing party’s costs, legal fees and other expenses respecting such arbitration.
14.    APPLICABLE LAWS: This Agreement is made and is to be performed in the State of Illinois and shall be construed and enforced in accordance with the laws of the State of Illinois. The Consultant hereby consents to jurisdiction in the State of Illinois.
15.    COMPLIANCE WITH CODE SECTION 409A: All payments pursuant to this Agreement shall be subject to the provisions of this Section 15. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Consultant for or with respect to any taxes, penalties or interest which may be imposed upon the Consultant pursuant to Code Section 409A.
(a)    Payments to Specified Employees: To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a Separation from Service, then, if on the date of the Consultant’s Separation from Service, the Consultant is a Specified Employee, then to the extent required for the Consultant not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Consultant earlier than the earlier of (i) six (6) months after the Consultant’s Separation from Service; or (ii) the date of his death. Should this Section 15 otherwise result in the delay of in-kind benefits (for example, health benefits), any such benefit shall be made available to the Consultant by the Company during such delay period at the Consultant’s expense. Should this Section 15 result in payments or benefits to the Consultant at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 15, as well as reimbursement of the amount the Consultant paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest published in the Wall Street Journal as the “prime rate” (or equivalent) on the date that payments or benefits, as applicable, to the Consultant as should have been made under this Agreement. For purposes of this Section 15, the term “Specified Employee” shall have the meaning set forth in Code Section 409A, as determined in accordance with the methodology established by the Company. For purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, to the extent permissible under Code Section 409A, subsidiaries and affiliates of the Company are those included by using a twenty percent (20%) standard to define the controlled group under Code Section 1563(a) in lieu of the fifty percent (50%) default rule. In addition, for purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Consultant to less than fifty percent (50%) of the average level of services performed by the Consultant during the immediately preceding twelve (12) month period.
(b)    Reimbursements: For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefits under this Agreement will be subject to the following: (i) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (ii) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Consultant and (iii) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten (10) years plus the lifetime of the Consultant. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Code Section 409A.
(c)    Release: To the extent that the Consultant is required to execute and deliver a Release to receive a 409A Payment, and this Agreement provides for such 409A Payment to be provided prior to the 55th day following the Consultant’s Separation from Service, such 409A Payment will be provided upon the 55th day following the Consultant’s Separation from Service provided the Release in the form mutually agreed upon between the Consultant and the Company has been executed, delivered and effective prior to such time. To the extent a 409A Payment is made at a later time than otherwise would have been made under this Agreement because of the provisions of the preceding sentence of this Section 15(c), interest for the delay and the opportunity for the Consultant to pay for benefits in the interim with subsequent reimbursement from the Company shall be provided in a manner consistent with that set forth in Section 15(a). To the extent that the Consultant is required to execute and deliver a Release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided in accordance with Section 15(a), such 409A Payment will be provided as set forth in Section 15(a) provided the Release in the form mutually agreed upon between the Consultant and the Company has been executed, delivered and effective prior to such time. If a Release is required for a 409A Payment and such Release is not executed, delivered and effective by the date six (6) months after the Consultant’s Separation from Service if such 409A Payment is subject to the limitations set forth in Section 15(a) or the 55th day following the Consultant’s Separation from Service if such 409A Payment is not subject to the limitations set forth in Section 15(a), such 409A Payment shall not be provided to the Consultant to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Code Section 409A. To the extent that any payments or benefits under this Agreement are intended to be exempt from Code Section 409A as a short-term deferral pursuant to Treasury Regulations §1.409A-1(b)(4) or any successor thereto and require the Consultant to provide a Release to the Company to obtain such payments or benefits, any Release required for such payment or benefit must be provided in the form mutually agreed upon between the Consultant and the Company no later than March 7th of the calendar year following the calendar year of the Consultant Separation from Service.
(d)    No Acceleration; Separate Payments; Termination of Employment: No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Code or comply with the requirements of Code Section 409A.
(e)    Cooperation: If the Company or the Consultant determines that any provision of this Agreement is or might be inconsistent with the requirements of Code Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting the Consultant to the imposition of any additional tax under Code Section 409A without changing the basic economic terms of this Agreement. Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from the Consultant or any other individual to the Company. This Section 15 is not intended to impose any restrictions on payments or benefits to the Consultant other than those otherwise set forth in this Agreement or required for the Consultant not to incur additional tax under Code Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by the Consultant shall modify this Agreement to effectuate the intention set forth in the preceding sentence.
16.    RECOUPMENT: The Consultant acknowledges that the Consultant will be subject to recoupment policies adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed.
17.    SECURITIES WARNING: The Consultant acknowledges that he is aware that federal and many state securities laws prohibit any person who has received from an issuer material, non-public information, from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. During the Term, the Consultant agrees to comply with the Company’s Amended and Restated Securities Trading Policy and Procedures.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Consultant have each caused this Agreement to be executed as of the day and year first written above.

VENTAS, INC.

By: /s/ Edmund M. Brady, III
Name: Edmund M. Brady, III
Title: SVP and Chief Human Resources Officer

/s/ T. Richard Riney
T. Richard Riney

APPENDIX A
RELEASE AND WAIVER OF CLAIMS
This Release and Waiver of Claims (“Release”) is made as of this ____ day of _____________, _____, by and between Ventas, Inc., a Delaware corporation (the “Company”) and T. Richard Riney (“Consultant”).
WHEREAS, the Company and Consultant entered into a Consulting Agreement, executed on October 15, 2019 (the “Agreement”);
WHEREAS, Consultant’s term of service with the Company has terminated; and
WHEREAS, in connection with the termination of Consultant’s service, under the Agreement, Consultant is entitled to certain benefits.
NOW, THEREFORE, in consideration of the payments and other benefits, if any, due Consultant under the Agreement (“Severance Benefits”), the Company and Consultant hereby agree as follows:
1.    Except as specifically provided herein, Consultant, for Consultant and Consultant’s heirs, agents, executors, successors, assigns, legal representatives, personal representatives, and administrators (collectively, the “Related Parties”), intending to be legally bound, does hereby RELEASE AND FOREVER DISCHARGE the Company, its agents, affiliates, subsidiaries, parents, joint ventures, and its and their respective officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims obligations, and demands of every kind and nature whatsoever in law or in equity, known or unknown, which Consultant ever had, now has, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, at any time prior to the execution of this Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Agreement, Consultant’s employment and consulting relationship with Company, the terms and conditions of that employment and consulting relationship, and the termination of that employment and consulting relationship, including, but not limited to the following: claims or demands related to salary, bonuses, commissions, stock, stock options, any other ownership interests in the Company, paid time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity; any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. § 626(0(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. § 12101-12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act; any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized; claims for wrongful discharge, discrimination, fraud, defamation, harassment, emotional distress, or breach of the implied covenant of good faith and fair dealing; and any claims for attorneys’ fees and costs. This Release does not apply to any claims that cannot be released or waived by law or to claims for the following: payments and benefits to Consultant provided for under the Agreement or any employee benefit plan or equity plan of the Company in which Consultant was a participant, including, without limitation, any options, stock or other equity awards that are vested (including those that vested as a result of Consultant’s termination of employment), or payment of any benefits to which Consultant may be entitled under a Company sponsored tax qualified retirement or savings plan; any rights of Consultant to indemnification under the Certificate of Incorporation or by-laws of the Company, the Agreement or other agreement between Consultant and the Company; or any rights of Consultant under any directors’ and officers’ liability insurance policy maintained by the Company. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Consultant of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided to Consultant under the Agreement or any employee benefit plan or equity plan of the Company in which Consultant was a participant. It is the intention of the parties to make this Release as broad and as general as the law permits as to the claims released hereunder.
2.    Consultant further agrees and recognizes that Consultant has permanently and irrevocably severed Consultant’s employment and consulting relationship with the Company, that Consultant shall not seek employment or engagement at any time in the future with the Company or any entity with which the Company is consolidated for financial reporting purposes, and that the Company has no obligation to employ or engage Consultant in the future.
3.    Consultant agrees that no promise or inducement to enter into this Release has been offered or made except as set forth herein and that Consultant is entering into this Release without any threat or coercion and without reliance on any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Release.
4.    The parties agree that damages incurred as a result of a breach of this Release will be difficult to measure. It is, therefore, further agreed that, in addition to the remedy set forth in Section 6(h) or any other remedies, equitable relief will be available in the case of a breach of this Release. It also is agreed that, in the event Consultant files a claim against the Company (other than a charge before the EEOC) with respect to a claim released by Consultant herein, the Company may withhold, retain, or require reimbursement of the Severance Benefits.
5.    The parties agree and acknowledge that this Release, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Consultant.
6.    Consultant certifies and acknowledges:
(a)    Consultant has read the terms of this Release, and Consultant understands its terms and effects, including the fact that Consultant has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;
(b)    Consultant has signed this Release voluntarily and knowingly in exchange for the Severance Benefits and other consideration described herein, which Consultant acknowledges is adequate and satisfactory to Consultant and which Consultant acknowledges is in addition to any other benefits to which Consultant is otherwise entitled;

(c)    Consultant has been and is hereby advised in writing to consult with an attorney prior to signing this Release and Consultant has had the opportunity to seek legal counsel in connection with this Release;
(d)    Consultant does not waive rights or claims that may arise after the date this Release is executed;
(e)    Consultant has been informed that Consultant has the right to consider this Release for a period of [21] [45] days from receipt, and Consultant has signed on the date indicated below after concluding that this Release is satisfactory to Consultant;
(f)    Neither the Company, nor any of its directors, employees, or attorneys, has made any representations to Consultant concerning the terms or effects of this Release other than those contained herein;
(g)    Consultant has not filed a charge, lawsuit or any other claim (and will not hereafter file a charge, lawsuit or any other claim (other than a charge before the EEOC)) against the Company relating to Consultant’s employment or provision of consulting services and/or cessation of employment or consulting services with the Company or otherwise involving facts that occurred on or prior to the date that Consultant has signed this Release, other than a lawsuit or claim that the Company has failed to pay Consultant the Severance Benefits due under any employee benefit plan or equity plan of the Company in which Consultant was a participant; and
(h)    If Consultant commences, continues, joins in, or in any other manner attempts to pursue a recovery for any claim released herein against any of the Releasees, or otherwise violates the terms of this Release, (i) Consultant will cease to have any further rights to Severance Benefits from the Company, and (ii) Consultant shall be required to return any Severance Benefits granted to Consultant by the Company (together with interest thereon). A claim that would be expressly permitted by the terms of this Release were it successful will not be deemed a violation of this Release even if such claim is unsuccessful, provided that such claim is made in good faith. In addition, nothing in this Release is intended to: (1) limit Consultant’s ability to report to, respond to inquiries from, or otherwise cooperate with, any governmental, regulatory or self-regulatory agency with jurisdiction over the Company or its assets (including but not limited to the EEOC), or make disclosures that are protected under whistleblower or other provisions of applicable law or regulation; (2) limit monetary or personal relief or remedy available for pursuing a claim or charge that cannot be released in accordance with federal, state or local law; or (3) create any obligation on Consultant’s part to inform the Company about the fact or substance of any communications Consultant may have with any governmental authorities in connection with any pending and/or future actions.
7.    Consultant acknowledges that Consultant may later discover facts different from or in addition to those which Consultant knows or believes to be true now, and Consultant agrees that, in such event, this Release shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.
8.    This Release may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release.
9.    If all or any part of this Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Release.

Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.
10.    This Release shall not be altered, amended, or modified except by written instrument executed by the Company and Consultant. A waiver of any portion of this Release shall not be deemed a waiver of any other portion of this Release.
11.    This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
12.    This Release shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois without regard to its choice of law principles.
13.    Consultant also understands that Consultant has the right to revoke this Release within seven (7) days after execution, and that this Release will not become effective or enforceable until the revocation period has expired, by giving written notice by regular mail and facsimile to the following:
Ventas, Inc.
SVP and Chief Human Resources Officer
353 North Clark Street, Suite 3300
Chicago, Illinois 60654
Telephone No.: (312) 268-4717
Fax No.: (312) 660-3891

(Signature Page to Follow)

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims.

T. RICHARD RINEY

Date:

VENTAS, INC.

By:

Title:

Date:

A-5